Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele Senior VP, Corporate Affairs 704-557-4551

Investor Contact:	James E. Harris Senior VP, Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
November 6, 2012	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports

Third Quarter and First Nine Months 2012 Results

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $10.1 million, or basic net income per share of $1.09, on net sales of $419.9 million for the third quarter of 2012, compared to net income of $9.8 million, or basic net income per share of $1.06, on net sales of $405.9 million for the third quarter of 2011. The results for the third quarter of 2012 included $0.6 million of after-tax gains ($1.0 million on a pre-tax basis) due to mark-to-market adjustments on aluminum hedges and a $0.4 million increase in income tax expense due to recording a valuation allowance for certain deferred tax assets. The results for the third quarter of 2011 included $1.1 million of after-tax losses ($1.8 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and a $0.9 million net decrease in tax expense related to changes in reserves for uncertain tax positions and other income tax changes.

On a comparable basis, the Company earned $9.8 million in the third quarter of 2012, or comparable basic net income per share of $1.06, versus $10.0 million in the third quarter of 2011, or comparable basic net income per share of $1.09.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the third quarter of 2012 and 2011:

	Third Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$10,079	$9,768	$1.09	$1.06

Net (gain) loss on aluminum & fuel hedges, net of tax	(629)	1,115	(0.07)	0.12
Valuation allowance for certain deferred tax assets	399	-	0.04	-
Change in reserves for uncertain tax positions	(217)	(928)	(0.02)	(0.10)
Other income tax changes	212	50	0.02	0.01

Total	(235)	237	(0.03)	0.03

Comparable net income (a)	$9,844	$10,005	$1.06	$1.09

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the third quarters of 2012 and 2011. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

The Company earned $25.4 million, or basic net income per share of $2.75, on net sales of $1,227.7 million for the first nine months of 2012, compared to net income of $26.8 million, or basic net income per share of $2.91, on net sales of $1,188.4 million for the first nine months of 2011. The results for the first nine months of 2012 included $0.6 million of after-tax gains ($1.0 million on a pre-tax basis) due to mark-to-market adjustments on aluminum hedges and a $1.7 million net increase in income tax expense due to recording a valuation allowance for certain deferred tax assets, changes in reserves for uncertain tax positions and other income tax changes. The results for the first nine months of 2011 included $2.6 million of after-tax losses ($4.2 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and a $0.7 million net decrease in income tax expense related to changes in reserves for uncertain tax positions and other income tax changes.

On a comparable basis, the Company earned $26.4 million in the first nine months of 2012, or comparable basic net income per share of $2.87, versus $28.6 million in the first nine months of 2011, or comparable basic net income per share of $3.11. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first nine months of 2012 and 2011:

	First Nine Months
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$25,391	$26,782	$2.75	$2.91

Net (gain) loss on aluminum & fuel hedges, net of tax	(629)	2,563	(0.07)	0.28
Valuation allowance for certain deferred tax assets	1,172	-	0.13	-
Change in reserves for uncertain tax positions	(217)	(928)	(0.02)	(0.10)
Other income tax changes	711	226	0.08	0.02

Total	1,037	1,861	0.12	0.20

Comparable net income (a)	$26,428	$28,643	$2.87	$3.11

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first nine months of 2012 and 2011. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased to report solid growth in our revenue and gross margin for both the third quarter and year-to-date 2012. Growing revenue and gross margin are essential for our long-term success. The revenue growth was driven by a slight volume increase, primarily in our still beverage portfolio, and modest price increases. Our gross margin growth was attributable to both higher pricing and lower than expected increases in our raw material costs. We continue to focus our efforts on innovation, process improvements and efficiency in our operations to continue to be able to grow revenue and gross margin.”

Henry W. Flint, President and COO, added, “We are pleased with our positive results for 2012 which have been achieved in an extremely competitive environment. Driving increases in both volume and price in this competitive environment is a testament to the strength of our brands and outstanding execution by our people. On a comparable basis, our net income and earnings per share were down from the prior year due to higher S,D&A costs. Our increased S,D&A costs related primarily to higher wages and related benefits costs, increased marketing spending to support our brands, and investments in technology to help drive continued operational improvement and efficiency.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the focus of our efforts on innovation, process improvements and efficiency in our operations to continue to be able to grow revenue and gross margin and investments in technology to help drive continued operational improvement and efficiency.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2012	2011	2012	2011

Net sales	$419,855	$405,858	$1,227,733	$1,188,380
Cost of sales	248,927	243,142	727,798	710,930

Gross margin	170,928	162,716	499,935	477,450
Selling, delivery and administrative expenses	143,490	137,752	425,315	404,887

Income from operations	27,438	24,964	74,620	72,563
Interest expense, net	9,033	9,087	27,183	26,898

Income before income taxes	18,405	15,877	47,437	45,665
Income taxes	7,191	4,892	19,228	16,227

Net income	11,214	10,985	28,209	29,438
Less: Net income attributable to noncontrolling interest	1,135	1,217	2,818	2,656

Net income attributable to Coca-Cola Bottling Co. Consolidated	$10,079	$9,768	$25,391	$26,782

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.09	$1.06	$2.75	$2.91

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.09	$1.06	$2.75	$2.91

Weighted average number of Class B Common Stock shares outstanding	2,089	2,067	2,084	2,061

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.09	$1.06	$2.74	$2.90

Weighted average number of Common Stock shares outstanding – assuming dilution	9,270	9,248	9,265	9,242

Class B Common Stock	$1.08	$1.05	$2.73	$2.89

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,129	2,107	2,124	2,101